UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[   ]   Definitive Proxy Statement
[ X ]   Definitive Additional Materials
[   ]   Soliciting Material under Rule 14a-12

                        Financial Industries Corporation
                (Name of Registrant as Specified In Its Charter)
                _________________________________________________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which  transaction  applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

[   ]   Fee paid previously with preliminary  materials:

[   ]   Check box if any part of the fee is  offset as provided by Exchange  Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed

The Registrant provided the following statement to its shareholders:


                        Financial Industries Corporation
                           6500 River Place Boulevard
                               Austin, Texas 78730


                                                                   July 25, 2003

Dear Valued Shareholder:

Your vote for our Annual Meeting this year is extremely important. Please take this last opportunity to reject the hostile efforts of the hedge fund Otter Creek to seize control of your Company. Over the past few weeks, it is our opinion that Otter Creek has repeatedly inundated you with deceitful accusations and purposely misleading information. By contrast, your Board has respectfully responded with verifiable facts and a proven track record on your behalf.

Otter Creek's attempt to bully its way onto your Board leaves us with one question: Is a group that resorts to the low-down mudslinging tactics of Otter Creek one that you can trust to act in the best interests of all FIC shareholders and beyond those of its own secret list of investors?

Please return the WHITE card in time for your vote to be counted at the Annual Meeting of Shareholders on July 31, 2003. Despite the failure of Otter Creek to engage in an honest debate about your Company on the merits, we would ask you to consider these final points as you cast your vote:

    * INTEGRITY, EXPERIENCE, VISION - At a time of slack corporate governance standards, your Board stood out from the crowd and did what the boards of Enron, WorldCom and Global Crossing did not do - when a corporate wrong-doing was brought to its attention, your Board investigated diligently and efficiently, and it took decisive action in your best interest. In order to stabilize your Company and chart the right course in your interest, your Board sought the counsel of independent financial advisor, Salomon Smith Barney, to evaluate all of our options -- including a possible sale. Your Board also re-examined and strengthened the corporate governance policies of your Company. We now offer you a balanced slate of new and experienced nominees who believe that it is not only their fiduciary responsibility, but also their personal objective, to maximize the investment value of every shareholder of our Company.

    * A PLAN TO INCREASE SHAREHOLDER VALUE - Your Company has begun implementing its business plan in earnest - having among other things, completed a series of acquisitions in the secondary education financial services market, formed a new targeted marketing alliance in the senior annuities market, and cut sales and marketing costs on its traditional lines of business. Since we announced in June of this year the progress we have made against our plan, FIC's stock has climbed more than 14%! We believe following the course of this plan will greatly expand the volume of sales for your Company over the next few years, and result in dramatic gains in shareholder value. Because of this, we do not believe this is the time to turn over the management of your Company to a group that says it wants to dismantle this plan and stop the tremendous progress that has been made.

    * NO PLAN OF ITS OWN - When it began this proxy challenge, Otter Creek stated in its communications with you that its purpose was the sale of your Company. It offered no steps it would take to sell your Company, nor what it would do in the interim if it could not find a buyer willing to pay the right price. Ironically, in subsequent communications with you, Otter Creek states to you that it intends to "conduct a thorough review of the company's operations to determine how best to maximize value for shareholders... and thoroughly evaluate the company's strategic options..." which sounds to us rather similar to actions already taken by your Board. It is our opinion that in its last communication with you, Otter Creek once again changes its position to imply that it wants to ride on the coattails of the business plan your Board has implemented to increase shareholder value. We wonder if Otter Creek's costly efforts to take control of your Board are merely a vanity exercise at the expense of your Company's shareholders?

          The absence of a proactive plan from Otter Creek makes it evident to your Board that Otter Creek does not know how it would run your Company. FIC is just one of many investments made by this hedge fund by simply examining financial value; in our opinion, Otter Creek does not have the experience to manage a workforce, develop, price and market new insurance products, or administer policyholder services.

                           VOTE THE WHITE CARD TODAY!

Thank you for following these matters closely over the past few weeks and for not being misled by the narrow agenda of a dissident shareholder. In order to continue the progress we have made to date in the interests of all shareholders, your Board would very much appreciate your support by voting the WHITE card in time for the Annual Meeting of Shareholders on July 31, 2003.


                                 Sincerely,



                                 Eugene E. Payne
                                 Chairman, President and Chief Executive Officer

                                   HOW TO VOTE

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the enclosed WHITE Proxy Card do not sign or return the gold proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a gold proxy card and want to change your vote, you can do so now by sending in this WHITE proxy card.

4. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.





                              Georgeson Shareholder
                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 274-2148